Exhibit 99.1

801 E. 86th Avenue
Merrillville, IN 46410
FOR IMMEDIATE RELEASE
February 29, 2008

FOR ADDITIONAL INFORMATION
Media	Investors
Tom Cuddy	Randy Hulen
Director, Communications	Director, Investor Relations
(219) 647-5581	(219) 647-5688
tcuddy@nisource.com	rghulen@nisource.com
NiSource Announces Form 10-K Filing to be Delayed
MERRILLVILLE, Ind. — NiSource Inc. (NYSE: NI) announced today that it will be revising its previously released unaudited 2007 earnings as a result of changes in its unbilled electric revenue estimates at its Northern Indiana Public Service Company (NIPSCO) subsidiary dating back a number of years. Consequently, the company is filing a Form 12b-25 with the Securities and Exchange Commission, which extends the due date for its Form 10-K filing.
NiSource emphasized that the revenue estimates in question were never billed to its customers and that there would be no impact on customers as a result of the correction. The company estimates that the previously released electric net revenues were overstated by a cumulative total of $15-$20 million over a period of years, primarily since 2002. The company indicated that it has addressed the estimating process which resulted in the overstated revenue estimates and does not expect there to be a meaningful impact on future revenues or earnings.
The revision will result in a slight delay in the filing of NiSource’s Form 10-K for the year ended December 31, 2007. The company currently expects that it will file its 2007 Form 10-K on or before March 14, 2008.